UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2011

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2011, Carmike Cinemas, Inc. (the “Corporation”) entered into amendments to its existing agreements related to Screenvision, a theatre advertising company. As previously disclosed, in October 2010, the Corporation completed its acquisition of approximately 20% of the issued and outstanding membership units of SV Holdco, LLC (“SV Holdco”), a holding company that owns the Screenvision business. Specifically, on March 30, 2011, the Corporation entered into: (1) Amendment No. 1 to Subscription Agreement, effective as of September 27, 2010 (the “Subscription Amendment”), by and between the Corporation and SV Holdco; and (2) Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of SV Holdco, effective as of October 14, 2010 (the “LLC Agreement Amendment”), by and among the Corporation and the other members of SV Holdco. The Subscription Amendment amends the “Distribution Threshold” applicable to the Corporation’s class C common units of SV Holdco and the LLC Agreement Amendment amends the amounts credited to the capital accounts of the class A common unit holders of SV Holdco, each to reflect the fair market value of SV Holdco’s net assets, as of October 14, 2010, following a formal appraisal from SV Holdco’s financial advisors.

As previously announced, the Corporation entered into the Subscription Agreement concurrently with the Corporation renewing and extending its theatre exhibition agreement with Screenvision. Other than (1) the previously existing and renewed theatre exhibition agreements between the Corporation and Screenvision and (2) the acquisition described herein, neither the Corporation nor any of its affiliates has any material relationship with SV Holdco or Screenvision.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Amendment No. 1 to Subscription Agreement, effective as of September 27, 2010, by and between Carmike Cinemas, Inc. and SV Holdco, LLC

2.2	Amendment No. 1 to Amended and Restated Liability Company Agreement of SV Holdco, LLC, effective as of October 14, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.

Date: April 4, 2011	By:	/s/ Richard B. Hare
Richard B. Hare
Senior Vice President—Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amendment No. 1 to Subscription Agreement, effective as of September 27, 2010, by and between Carmike Cinemas, Inc. and SV Holdco, LLC

2.2	Amendment No. 1 to Amended and Restated Liability Company Agreement of SV Holdco, LLC, effective as of October 14, 2010